Exhibit 99.1

AMEDISYS REPORTS RECORD REVENUES

AND THIRD QUARTER

NET INCOME

Company Increases Full Year 2003 Guidance

COMPANY TO HOST CONFERENCE CALL TODAY AT 10:00 AM ET

BATON ROUGE, Louisiana (November 5, 2003) – Amedisys, Inc. (Nasdaq: “AMED” or the “Company”), one of America’s leading home health nursing companies, today reported its financial results for the third quarter of 2003.

For the three months ended September 30, 2003, the Company recorded revenues of $37.0 million, compared with $33.1 million in the third quarter of 2002. Pretax income totaled $3.9 million in the most recent quarter, versus pretax income of $1.9 million in the prior-year period.

Net income of $2.4 million, or $0.24 per diluted share, was recorded in the third quarter of 2003, and included a gain of $0.02 per diluted share of Other income, net of income tax. This compared with net income of $1.2 million or $0.13 per diluted share, in the same period of 2002. The prior year quarter included income tax expense of $0.7 million, whereas for the current quarter, the Company recorded income tax expense of $1.5 million.

For the nine months ended September 30, 2003, the Company recorded revenues of $100.4 million, compared with $97.8 million in the same period of 2002. Pretax income totaled $8.2 million for the current year, versus pretax income of $7.1 million in the prior-year period, an increase of 15%.

Net income of $5.0 million, or $0.52 per diluted share, was recorded for the nine months ended September 30, 2003, versus net income of $6.9 million or $0.78 per diluted share, in the year-earlier period. The Company recorded income tax expense of $253,000 for the nine months ended September 30, 2002, which included a benefit of $2.6 million related to the elimination of the valuation allowance for net deferred tax assets, whereas for the comparable period of fiscal 2003, the Company recorded income tax expense of $3.1 million.

Net income per diluted share for the three months ended September 30, 2003 includes approximately $0.02 of Other income, net of income tax, relating to a gain on the sale of land, and considered to be non-recurring in nature, and for the nine months ended September 30, 2003, approximately $0.03 of Other income, net of income tax, is considered to be non-recurring in nature.

“We are pleased to announce that the quarter exceeded guidance previously communicated,” commented William F. Borne, Chief Executive Officer. “This was due to a combination of strong internal growth, the impact of the Metro Preferred acquisition, and the recent Medicare price increase. Due to these better than expected results, and excluding the non-recurring items referred to above, we are increasing our full year estimates to between $0.72 and $0.75 cents per diluted share, compared with the $0.63 to $0.67 previously communicated.”

“Internal growth of Medicare patient admissions for the most recent quarter grew by 10 percent when compared with the third quarter of 2002, and our utilization of nursing resources on Medicare patients has remained at approximately the level seen in the most recent quarter. Our ongoing focus on episode management has resulted in a gross margin of 59.0 percent in the third quarter, materially unchanged from the 59.3 percent recorded in the second quarter, and significantly improved from 54.4 percent in the comparable period of 2002,” continued Mr. Borne.

“The 12.0 percent increase in revenue from 2002 recorded in the third quarter is primarily attributable to the strong admission growth referred to above as well as the recent Metro acquisition. This was achieved despite the combined impact of a reduction in private insurance related revenue, and previous Medicare reimbursement reductions.”

“The Company ended the quarter with cash of over $10 million, despite utilizing $6.0 million on the recent acquisition, and debt payments totaling $2.75 million during the quarter. Our balance sheet position continues to improve and provides the Company with greater financial flexibility.” concluded Mr. Borne.

The Company will provide further information today on these results during a teleconference call that is scheduled for 10:00 a.m. ET. To access this call, please dial 800-231-5571 (domestic), or 973-582-2703 (international) a few minutes before 10:00 a.m. ET. A replay of the conference call will be available until November 12, 2003, by dialing 877-519-4471 (domestic), or 973-341-3080 (international). The replay pin number is #4248712.

The call will also be available on the Internet live, and for seven days thereafter, at the following URL:

http://www.videonewswire.com/Amedisys/110503

Amedisys, Inc., a leading provider of home health nursing services, is headquartered in Baton Rouge, Louisiana. The Company had approximately $129 million in revenue in 2002. Its common stock trades on the Nasdaq Stock Market under the symbol “AMED”.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company’s periodic filings with the Securities and Exchange

Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Additional information on this Company can be found on the World Wide Web

http://www.amedisys.com

Contact:	Amedisys, Inc.	EURO RSCG Life NRP
	Chief Financial Officer	Investors/Media
	Greg Browne	John Capodanno
	225.292.2031	212.845.4258
	gbrowne@amedisys.com	john.capodanno@eurorscg.com

AMEDISYS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the three and nine months ended September 30, 2003 and 2002

(Unaudited, Dollar amounts in 000’s, except per share data)

	Three months ended		Nine months ended
	September 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002
Net service revenue	$37,048	$33,066	$100,374	$97,770
Cost of service revenue	15,199	15,079	41,208	43,521

Gross margin	21,849	17,987	59,166	54,249

General and administrative expenses:
Salaries and benefits	10,462	9,428	30,204	28,495
Other	7,495	6,157	20,330	17,394

Total general and administrative expenses	17,957	15,585	50,534	45,889

Operating income	3,892	2,402	8,632	8,360

Other income and expense:
Interest income	18	36	59	78
Interest expense	(296)	(456)	(997)	(1,453)
Other income (expense), net	273	(58)	482	148

Total other expense, net	(5)	(478)	(456)	(1,227)

Income before income taxes	3,887	1,924	8,176	7,133

Income tax expense	1,506	705	3,132	253

Net income	$2,381	$1,219	$5,044	$6,880

Basic weighted average common shares outstanding	9,713	9,058	9,507	8,283

Basic income per common share	$0.25	$0.13	$0.53	$0.83

Diluted weighted average common shares outstanding	10,108	9,594	9,756	8,843

Diluted income per common share	$0.24	$0.13	$0.52	$0.78

AMEDISYS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

As of September 30, 2003 and December 31, 2002

(Dollar amounts in 000’s, except share data)

	September 30, 2003	December 31, 2002
	(unaudited)
ASSETS
CURRENT ASSETS:

Cash and cash equivalents	$10,064	$4,861
Patient accounts receivable, net of allowance for doubtful accounts of $2,641 at September 30, 2003 and $1,865 at December 31, 2002	11,567	14,102
Prepaid expenses	1,428	1,600
Deferred income taxes	2,424	1,803
Inventory and other current assets	955	857

Total current assets	26,438	23,223

Property and equipment, net	6,919	8,257
Deferred income taxes	—	1,711
Other assets, net	34,331	25,768

Total assets	$67,688	$58,959

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:

Accounts payable	$2,411	$2,495
Accrued expenses:
Payroll and payroll taxes	8,755	6,504
Insurance	2,265	2,171
Income taxes	641	297
Legal settlements	1,292	1,887
Other	3,491	3,074
Current portion of long-term debt	3,970	3,903
Current portion of obligations under capital leases	1,773	2,476
Current portion of Medicare liabilities	8,433	8,948

Total current liabilities	33,031	31,755
Long-term debt	2,829	4,474
Obligations under capital leases	396	1,042
Deferred income taxes	1,766	—
Long-term Medicare liabilities	3,078	3,898
Other long-term liabilities	1,212	827

Total liabilities	42,312	41,996

STOCKHOLDERS’ EQUITY:

Preferred stock, $.001 par value, 5,000,000 shares authorized; none outstanding	—	—
Common stock, $.001 par value, 30,000,000 shares authorized; 9,854,621 and 9,167,976 shares issued at September 30, 2003 and December 31, 2002, respectively	10	9
Additional paid-in capital	32,807	29,439
Treasury stock at cost (4,167 shares of common stock held at September 30, 2003 and December 31, 2002)	(25)	(25)
Accumulated deficit	(7,416)	(12,460)

Total stockholders’ equity	25,376	16,963

Total liabilities and stockholders’ equity	$67,688	$58,959